Exhibit 99.1

GulfWest Energy Inc. Provides Operational Update

    HOUSTON--(BUSINESS WIRE)--May 6, 2005--GulfWest Energy Inc.
(OTCBB:GULF) today announced details of its year end 2004 reserves, an overview of its 2005 capital program and recent operational activity.

    Year End Proved Reserves

    GulfWest reported in its Form 10-K filed on March 31, 2005 total proved reserves of 3.0 million barrels of crude oil and 29.1 bcf of natural gas as of December 31, 2004, as estimated by Pressler Engineering, the Company's independent reservoir engineering consultants. Total proved oil reserves consisted of 1.3 million barrels of proved producing reserves, 1.3 million barrels of proved, developed, behind-pipe reserves and 0.4 million barrels of proved undeveloped reserves. Total proved natural gas reserves consisted of
7.1 bcf of proved producing reserves, 13.9 bcf of proved, developed, behind-pipe reserves and 8.1 bcf of proved undeveloped reserves. The approximate 47 billion cubic feet equivalent of total proved reserves represents a decrease of 23% compared to the prior year, primarily because of the 2004 sale of non-core properties that contained approximately 11.4 bcf equivalent of reserves as of December 31, 2003 and because of normal field decline that was not replaced during 2004 due to capital constraints during most of the year.

    Current Production Profile

    GulfWest is currently producing approximately 4,600 mcf of natural gas and 510 barrels of crude oil per day, or 7,660 mcfe per day of natural gas equivalents. That compares to an average 6,035 mcfe per day in the fourth quarter of 2004 and an estimated 6,800 mcfe per day in the first quarter of 2005. Production is higher in 2005 primarily due to the commencement of production from two recently drilled wells in our Iola Field in east Texas and from two workovers we completed in our Grand Lake Field at the end of last year. Approximately 44%, 48% and 8% of our daily production comes from our Louisiana onshore, Texas onshore and Colorado DJ Basin properties, respectively. For calendar year 2005, GulfWest estimates that it will produce between 2.0 and 2.5 bcfe from its current proved producing reserve base. Total ultimate production for the year will be a function of the accuracy of that forecast for currently producing wells, plus production increases resulting from the 2005 capital program.

    2005 Capital Program

    General Overview

    GulfWest's 2005 capital program will focus primarily on the development of proved behind-pipe and proved undeveloped reserves in our current asset base, thereby increasing production and cash flow from existing properties. The incremental cash flow generated from this development program will be used to pursue exploitation or exploratory opportunities for reserve growth from internally-generated and third-party prospects. We currently project that we will undertake 50 to 60 recompletions and workovers during 2005 and drill 4 to 6 new development wells. The majority of the workovers are located on our properties along the Texas Gulf Coast, southwest Louisiana and in Colorado. Capital expenditures for this development program are projected to be between $10 and $12 million during 2005, which are expected to be financed through internally-generated cash flow, and if timing dictates, temporary drawdowns on a revolving credit facility for which we are currently negotiating.
    As a complement to our development program, we will also utilize our discretionary cash flow and the financial flexibility provided by the anticipated credit facility to pursue producing property acquisitions that meet our investment criteria. We will also continue to internally develop exploitation and lower risk exploratory prospects, as well as review third party prospects, so that we can pursue selective reserve growth opportunities with an appropriate allocation of our current year cash flow. Specific activities planned for 2005 on our major producing properties are as follows:

    Iola Field, Grimes County, TX (75% working interest; 53% revenue interest)

    In the Iola field, we have recently started a re-development of natural gas reserves by drilling horizontal sidetracks from existing, idle wells. By drilling horizontal wells in the field, we have been able to recover incremental, previously abandoned remaining gas reserves from the Glen Rose formation. Horizontal wells in the area initially produce at gross flow rates of 2 to 3 mmcf/d for 3 to 9 months, and then typically drop to lower rate, longer life wells, producing at 300 to 800 mcf/d for several years. We completed our first 2005 well in the field in January that initially produced over 2 mmcf/d, with production now stabilizing at 400 mcf/d. Our second well drilled in the field during 2005 has been producing for six weeks, and is currently producing at a gross average of 1.5 mmcf/d. We have identified 6 to 10 additional drilling locations in the field and are evaluating the next two locations for drilling later this year. These wells typically cost between $1.7 and $2.0 million to drill and complete.

    Cameron Parish, LA (100% working interest; approximate 76% revenue interest)

    We have two fields located in Cameron Parish, the Lacassine and the Grand Lake fields. Current production from these two fields averages approximately 3,400 mcfe/d, net to our interest. In the Lacassine field we will perform one workover during 2005 and will continue to optimize/increase production from the existing wells through recompletions and facility enhancements. The workover and planned expansion of our facilities to handle additional high pressure, co-production of natural gas and water in this field, will allow us to further recover incremental reserves in this previously nearly abandoned field. We currently project that approximately $700,000 of our capital budget will be spent in this field.
    In our Grand Lake field, we plan 4 workovers of idle wells for 2005. In this field we target new completion intervals and unswept oil/gas reserves using the latest cased-hole logging technology and new interpretations of reservoir oil and gas recoveries. In the fourth quarter of last year, we successfully recompleted 2 idle wells to new completion intervals. One well was completed as an oil well and one a natural gas well. These have been online for about 6 months with the oil well producing over 100 bopd and the gas well producing approximately 1.3 mmcf/d, net to our interest. The projected cost of this capital program is approximately $1.5 million.

    D-J Basin wells, east of Denver, Colorado (74% working interest; 55% revenue interest)

    We have identified 8 workovers to perform on our D-J basin acreage during 2005, at an estimated total cost of $600,000. These workovers are primarily adding the J Sand natural gas zone to existing producing wells and the possible "re-frac" of a couple of the 8 wells to be worked over. The "re-frac" of gas zones has been a technology successfully applied in other reservoirs in the Colorado region, which, if successful, will result in higher producing rates and the recording of incremental proved reserves. We also plan to drill two J Sand wells during the second half of this year at a projected cost of $400,000 each. We will also initiate an effort this year to develop exploitation prospects on the additional 11,000 undeveloped acres we hold in the area.

    East Texas and South Texas (90% to 100% working interest; 68% to 78% revenue interest)

    In east Texas, we anticipate performing a dozen workovers in our Madisonville field at an approximate cost of $800,000. The primary focus in this field is in optimizing artificial lift operations on low rate or previously abandoned oil zones and in recompleting idle wells to new oil or gas intervals.
    We also have another 25 to 35 workovers planned for this year in our other fields in south and east Texas along the Gulf Coast. In addition, we have two infill drilling locations planned for later in the year. The majority of these workovers are intended to be natural gas completions, but, with the recent increased demand and pricing of crude oil, a number of oil well workovers are also planned. The estimated cost of these workovers and the infill drilling is approximately $4.5 million.

    New Opportunities

    In all of our fields, the number of workovers, recompletions, and drilling wells we complete, and the amount of capital we ultimately spend this year, will depend on the availability of equipment/rigs, the timing of our initiation and completion of each project, and the availability of capital resources. Also, with the expansion of our technical management team, we are able to pursue and screen new drilling opportunities along with assessing and prioritizing our in-house development projects. This may result in additional drilling opportunities for us to participate in this year, either adding to, or replacing those currently planned.

    Teleconference Call

    GulfWest Energy management will hold a conference call to discuss the information described in this press release as well as the first quarter financial results on Wednesday, May 18, 2005 at 9:30 a.m. CST. Those interested in participating may do so by calling the following phone number: 1-888-208-1812 (International 1-719-457-2654) and entering the participant code 7883469. A replay of the call will be available from May 18, 2005 through May 25, 2005 by dialing toll free 1-888-203-1112 (International 1-719-457-0820) and entering conference ID 7883469.

    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning GulfWest's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that GulfWest expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions GulfWest made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond GulfWest's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004 for a further discussion of these risks.

    CONTACT: GulfWest Energy Inc., Houston
             E. Joseph Grady, 281-820-1919